EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Crown Media Holdings, Inc.:

We consent to the use of our reports dated May 23, 2005, with respect to the consolidated balance sheets of Crown Media Holdings, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Crown Media Holdings, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective July 1, 2003.

Our report dated May 23, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Crown Media Holdings, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management's assessment as of December 31, 2004:

•                  The Company’s controls to assess and apply generally accepted accounting principles regarding the accounting for non-routine and complex transactions did not operate effectively due to insufficient levels of appropriately qualified personnel and the ineffective management review of accounting for such transactions. As a result of this internal control deficiency, the Company overstated certain international assets and understated the impairment expense for those assets; overstated the write-off of certain programming license fees and overstated the programming license fee payable; and understated the write-off of deferred financing fees and overstated other assets as of and for the year ended December 31, 2004. This deficiency resulted in material misstatements to the annual and interim periods, which were corrected by management prior to the issuance of the Company's consolidated financial statements.

•                  The Company’s controls to assess and review key assumptions, spreadsheet formulas and valuation methodologies in the library valuation and related impairment analysis were not adequately designed, nor did they operate effectively. As a result of this internal control deficiency, the Company overstated the film library asset and understated the film library impairment as of and for the year ended December 31, 2004. This deficiency resulted in a material misstatement to the annual and interim periods, which was corrected by management prior to the issuance of the Company's consolidated financial statements.

KPMG LLP

Denver, Colorado

May 23, 2005